                                                                    Exhibit 99.1

CLI ANNOUNCES THIRD QUARTER RESULTS AND $20 MILLION FINANCING COMMITMENT

October 24, 1996, 4:44 PM EDT

SAN JOSE, Calif.--(BUSINESS WIRE)--Oct. 24, 1996--Compression Labs Inc. (CLI) (NASDAQ:CLIX) announced today that it has entered into an agreement with an institutional investor to privately issue up to $20 million of convertible preferred stock.

The company also announced third quarter results.

FINANCING COMMITMENT

The direct investment was completed with investment funds advised by Brown Simpson LLC, a New York-based fund advisory firm engaged by CLI. Under the financing terms, the company will complete an initial placement of $7 million and has the option to fund the remaining amount in two separate installments. The shares are convertible into CLI common stock commencing in the first quarter of 1997.

Gary Trimm, president and chief executive officer of CLI, said: "The funding will strengthen our balance sheet and allow us to confidently continue our turnaround strategy. This long-term relationship with Brown Simpson and the investor gives us the flexibility to pursue the optimum course of action to further CLI shareholders' interests."

"We are extremely excited to enter into a financial relationship with Compression Labs. The company's technology and management team create tremendous long-term growth potential, making this a particularly appealing investment opportunity," said Michael Fein, an associate with Brown Simpson, LLC.

Third Quarter Results

CLI reported revenues from continuing operations of $20.6 million and a net loss of $1.6 million, or $0.10 per share, for the third quarter ended Sept. 30, 1996, compared to revenues from continuing operations of $28.4 million and a net loss from continuing operations of $109,000, or $0.01 per share for the same quarter last year.

For the nine months ended Sept. 30, 1996, revenues from continuing operations were $65.6 million, and the net loss was $7.5 million, compared to revenues from continuing operations of $86.2 million and a net loss from continuing operations of $3.6 million for the same period last year.

"Our bookings rate was comparable with last quarter's approximately $25 million; however, timing and terms of key orders late in the quarter contributed to a revenue shortfall. We only shipped $1.2 million of the $4.7 million order from the Gansu Province of the People's Republic of China. In addition, our quarter ended a few days ahead of the Federal government's year-end cutoff," continued Trimm.


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"While the timing issue in the third quarter caused disappointing results, I am still pleased by the overall progress in the turnaround of the company. Gross margin percentages improved significantly, increasing to 47% in the third quarter of this year compared to 43% for the same period a year ago. This improvement was driven by favorable product mix and manufacturing efficiencies.

"The increase in selling, general and administrative expenses from the prior quarter was impacted by activities associated with consolidating two divisions into one, including relocating all CLI employees into a single corporate headquarters building. However, operating expenses decreased to $11.0 million in the third quarter of 1996 from $12.0 million for the same period in 1995, reflecting progress in our turnaround efforts.

"We continue to focus on manufacturing productivity and our newly obtained financing gives us the flexibility to design products with more market appeal and stronger margins. Our investment in research and development is steady and is key to returning top line sales growth," concluded Trimm.

CLI strengthened its high performance videoconferencing position by adding increased functionality and audio and video quality improvements to its product lines. Earlier in the quarter CLI announced the first of a new suite of audio products to enhance the overall audio experience in videoconferencing for eclipse and Radiance.

The eclipse gold, with increased bandwidth to 768 kbps and new A+ audio, raised the bar on mid-range videoconferencing quality at a more competitive price. CLI is currently the only videoconferencing vendor with T.120 gateways across its entire product line with the recent introduction of T.120 on the high-performance Radiance system.

CLI added a number of new customers in the third quarter, including the State of Ohio, which has developed a significant distance education network and the Province of Gansu in China which ordered 85 Radiance systems. CLI continued to strengthen its presence in the federal government and added the U.S. Army Medical Command, Office of Naval Intelligence, the Los Angeles Air Force Base, and the Army National Guard to its installed base. In addition, Boeing supplemented their installed network with additional Rembrandt II/VP codecs.

Statements in this press release which are not historical facts may be considered "forward-looking statements" regarding CLI's business. CLI's operating results are subject to a variety of risks and actual results may differ significantly. For a discussion of such risks as well as further information about CLI's operating results, please see CLI's Annual report on Form 10-K for the year ended Dec. 31, 1995 and on the Form 10-Q for the quarters ended March 31, 1996 and June 30, 1996, filed with the Securities and Exchange Commission.

CLI, based in San Jose, Calif., is a leading provider of high performance videoconferencing solutions for business, government, education and healthcare organizations. Founded in 1976, CLI has sales offices across the United States, with international offices in Asia and Europe, and distributors serving more than 50 countries worldwide.


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                              COMPRESSION LABS INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    (In thousands, except per share amounts)
                                   (Unaudited)


                                                            Three Months Ended

                                             Sept. 30, 1996   Sept. 30, 1995   June 30, 1996
                                                --------         --------         --------

Revenues                                        $ 20,577         $ 28,444         $ 25,014

Cost of Revenues                                  10,954           16,295           14,171
     Gross Margin                                  9,623           12,149           10,843

Operating Expenses:

     Selling, general and administrative           7,933            9,665            7,396
     Research and Development                      3,040            2,377            2,982

                                                --------         --------         --------
                                                  10,973           12,042           10,378

     Income (loss) from operations:
                                                  (1,350)             107              465
Interest, net                                       (260)            (216)            (190)
     Net Income (loss) from continuing
     operations                                   (1,610)            (109)             275
     Net loss from discontinued
     operations                                       --              (82)              --
     Net income (loss)                          $ (1,610)        $   (191)        $    275

Net income (loss) per share:
     Net income (loss) from continuing
     operations                                 $  (0.10)        $  (0.01)        $   0.02
     Net loss from discontinued
     operations                                       --               --               --

Net incomes (loss) per share                    $  (0.10)        $  (0.01)        $   0.02

Weighted average common shares
outstanding                                       15,774           15,265           15,806


                                       4.
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                              COMPRESSION LABS INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    (In thousands, except per share amounts)
                                   (Unaudited)


                                                         Nine months ended
                                                              Sept. 30,
                                                      1996               1995
                                                    --------           --------

Revenues                                            $ 65,612           $ 86,224

Cost of Revenues                                      36,232             51,987
     Gross Margin                                     29,380             34,237

Operating Expenses:
     Selling, general and
     administrative                                   26,786             29,199
     Research and development                          9,472              6,934
     Settlement of Litigation                             --                897

                                                    --------           --------
                                                      36,258             37,030

Net Loss from operations:                           $ (6,878)          $ (2,793)

Interest, net                                           (662)              (762)
     Net Loss from continuing
     operations                                     $ (7,540)          $ (3,555)
     Net Income from discontinued
     operations                                           --              1,374

Net Loss                                            $ (7,540)          $ (2,181)

Net income (loss) per share:
     Net loss from continuing
     operations                                     $  (0.48)          $  (0.23)
     Net income from discontinued
     operations                                           --               0.09

Net loss per share                                  $  (0.48)          $  (0.14)

Weighted average common shares
outstanding                                           15,616             15,191


                                       5.
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                              COMPRESSION LABS INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                      (in thousands, except share amounts)

                                                      Sept. 30,        June 30,         Dec. 31,
                                                        1996             1996             1995
                                                     (Unaudited)      (Unaudited)       (Audited)
ASSETS
Current Assets                                        $  5,761         $  5,177         $  12,638
     Cash and cash equivalents
     Accounts receivable, less allowance for
     doubtful accounts of $6,848 in September
     1996, $7,703 in June 1996, and $10,028 in
     1995                                               31,565           38,863            46,798
     Inventories                                        12,640           11,393            22,821
     Other current assets                                  749              753             1,096
         Total Current Assets                           50,715           56,176            83,353

Property and Equipment
     Furniture and fixtures                              8,242            9,256             9,551
     Machinery and equipment                            22,835           20,888            25,802
     Equipment under capital leases                         --               --             2,090
                                                        31,077           30,144            37,443

Accumulated depreciation and amortization              (19,911)         (18,262)          (20,171)
                                                        11,166           11,882            17,272

Capitalized software, net                                3,560            3,561             3,828
Other Assets                                               290              290               300

     Total Assets                                     $ 65,726         $ 71,909           104,753


                                       6.
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LIABILITIES AND STOCKHOLDERS'
EQUITY

Current Liabilities
     Short-term debt                                     $  12,408         $  12,482         $  13,452
     Current portion of capital lease obligations               --               506               506
     Accounts payable                                       11,394            14,381            26,169
     Accrued liabilities                                     7,951             8,311            21,689
     Deferred revenue                                        4,748             6,460             6,278

                                                         ---------         ---------         ---------
         Total current liabilities                          36,501            41,634            68,094

Long-term debt and capital lease obligations                    --                --               985

Stockholders' Equity

Preferred Stock -
     Undesignated Preferred Stock, $.001 par
     value; 4,000,000 shares authorized, none
     issued and outstanding                                     --                --                --

Common Stock -
     $.001 par value; 25,153,658 shares
     authorized; shares issued and outstanding
     15,863,788 in September 1996, 15,631,048
     in June 1996, and 15,491,475 in 1995                       16                16                16
Additional paid-in capital                                 121,786           121,226           120,696
Accumulated deficit                                        (92,577)          (90,967)          (85,037)
     Total stockholders' equity                             29,225            30,275            35,674
     Total Liabilities and Stockholders' Equity          $  65,726         $  71,909         $ 104,753

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